Exhibit 8.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
301 South College Street | Twenty-Third Floor Charlotte, NC 28202 T 704.417.3000 F 704.377.4814 nelsonmullins.com

September 12, 2023

OceanTech Acquisitions I Corp.

515 Madison Avenue

Suite 8133

New York, NY 10022

Re:        Registration Statement on Form S-4 (File No. 333-273186)

Ladies and Gentlemen:

We have acted as counsel to OceanTech Acquisitions Corp. (“OceanTech” or the “Company”), a Delaware corporation, in connection with the proposed merger of R.B. Merger Sub Ltd. (“Merger Sub”), a company organized under the laws of the State of Israel, and wholly-owned subsidiary of OceanTech, with and into Regentis Biomaterials Ltd. (“Regentis”), a company organized under the laws of the State of Israel (the “Merger”), as contemplated by the Agreement and Plan of Merger dated May 2, 2023, by and among OceanTech, Regentis, and Merger Sub (as amended through the date hereof, the “Merger Agreement”). The time at which the Merger becomes effective is hereafter referred to as the “Effective Time”. This opinion is being rendered to you in connection with the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) initially filed by OceanTech on July 7, 2023, including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), relating to the transactions contemplated by the Merger Agreement. For purposes of this opinion, capitalized terms used and not otherwise defined shall have the meaning ascribed thereto in the Merger Agreement.

You have requested our opinion concerning the tax consequences of (i) the Merger, and (ii) an election by the holders of OceanTech to have their Class A Common Stock redeemed for cash if the Merger is completed (“Redemptions”).

OceanTech Acquisitions I Corp.

September 12, 2023

Representations and Assumptions

In providing this opinion, we have assumed (without any independent investigation or review thereof) that all original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Merger; all factual representations, warranties, and statements made or agreed to by the parties to the Merger Agreement and related agreements (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), are true, correct, and complete as of the date hereof and will remain true, correct, and complete through the consummation of Transactions (as defined below), in each case without regard to any qualification as to knowledge, belief, materiality, or otherwise; the descriptions of OceanTech and Regentis in the Registration Statement, the public filings filed in connection with OceanTech’s listing on Nasdaq, and OceanTech and Regentis’ other public filings are true, accurate, and complete; the description of the Merger and other transactions related to the Merger (together, the “Transactions”) in the Registration Statement is and will remain true, accurate, and complete, the Merger will be consummated in accordance with such description and with the Merger Agreement and the other Agreements, without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable corporate law as described in the Merger Agreement and the other Agreements; the Documents represent the entire understanding of the parties with respect to the Merger and other Transactions, there are no other written or oral agreements regarding the Transactions other than the Agreements, and none of the material terms and conditions thereof have been or will be waived or modified; OceanTech and Regentis will treat the Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below; and all applicable reporting requirements have been or will be satisfied.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Merger, or any of the transactions related thereto, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

OceanTech Acquisitions I Corp.

September 12, 2023

Opinions

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, the statements set forth in the Registration Statement under the section entitled “Material U.S. Federal Income Tax Considerations” insofar as they address the material U.S. federal income tax considerations with respect to the Merger and Redemptions, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications, and limitations stated herein and therein.

We hereby consent to be named in the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Business Combination under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP